Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Dated November 7, 2024

Gold MinersLeveraged & Inverse Leveraged Exchange Traded NotesbySHARESTickerExchange Traded NoteGDXUMicroSectors? Gold Miners 3X Leveraged ETNGDXDMicroSectors? Gold Miners -3X Inverse Leveraged ETNOverviewThe MicroSectors? Gold Miners Exchange Traded Notes (ETNs) are linked to the performance of the S-Network MicroSectors? Gold Miners Index. Each ETN offers investors a return based on changes in the level of the S-Network MicroSectors? Gold Miners Index, compounded daily, before taking into account fees. Each ETN has a specified leverage factor that is reset daily. This fact sheet relates to two separate ETN offerings. Each ETN seeks a return on the underlying index for a single day. The ETNs are not "buy and hold" investments and should not be expected to provide its respective return of the underlying index's cumulative return for periods greater than a day.The S-Network MicroSectors? Gold Miners IndexThe S-Network MicroSectors? Gold Miners Index ("MINERS") tracks the performance of two of the largest gold mining exchange traded funds, the VanEck® Gold Miners ETF (the "GDX") and the VanEck® Junior Gold Miners ETF (the "GDXJ"). The index's underlying composition is market capitalization weighted across both ETFs. More information about the index can be found at https://vettafi.com/issuer-services/indexing/custom/other-custom/MINERS.ETN DetailsGDXDGDXUIntraday Indicative ValueGDXDIVGDXUIVCUSIP063679641063679542ISINUS0636796411US0636795421Daily Investor Fee¹0.95% per annum, accrued on a daily basis0.95% per annum, accrued on a daily basisDaily Financing/Interest Rate2US Federal Funds Effective Rate minus the Spread of 2% per annum, accrued on a daily basis*Federal Reserve Bank Prime Loan Rate plus the Financing Spread of 2.25% per annum, accrued on a daily basis**Leverage Factor-3X+3XLeverage Reset FrequencyDailyDailyExchangeNYSE ArcaNYSE ArcaIssuerBank of MontrealBank of MontrealInitial Trade Date12/2/202012/2/2020Maturity Date6/29/20406/29/2040Index ConstituentsTickerNameWeightGDXVanEck® Gold Miners ETF73.26%GDXJVanEck® Junior Gold Miners ETF26.74%As of 9/23/2024. Index weightings and constituents are subject to change.1 The Daily Investor Fee is a per annum number that accrues on a daily basis. 2 The Daily Financing & Interest Rates are per annum numbers that accrue on a daily basis. The Daily Financing Rate applies to GDXU, and the Daily Interest Rate applies to GDXD.* The Spread will initially be 2%, but may be increased to up to 4% at our option. ** The Financing Spread will initially be 2.25%, but may be increased to up to 5% at our option.Q3 2024 Daily Returns (7/1/2024 to 9/30/2024)The following graph illustrates, for the indicated period, the daily changes in the closing level of the index, and the daily changes in the closing indicative note value of each ETN. Past performance is no indication of future results as to the index, or any ETN.-20%-10%-5%-15%0%5%10%20%15%MicroSectors? Gold Miners -3X Inverse Leveraged ETNMicroSectors? Gold Miners 3X Leveraged ETNS-Network MicroSectors? Gold Miners Total Return IndexSeptember 2024August 2024July 2024Source: Bloomberg L.P. The ETNs are not insured by the FDIC, and may lose value. Continued on next page

Gold MinersLeveraged & Inverse Leveraged Exchange Traded NotesbySHARESCall Us (305) 742-0153Email Us info@rexshares.comVisit Us www.microsectors.comBank of Montreal, the issuer of the ETNs ("Bank of Montreal" or the "Issuer"), has filed a registration statement (including a pricing supplement, a product supplement, a prospectus supplement and prospectus with the Securities and Exchange Commission (the "SEC") for each of the offerings to which this document relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, prospectus supplement and prospectus if so requested by calling toll-free at 1-877-369-5412.The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal's credit risk.Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters.The leveraged and leveraged inverse ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (as described in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the Index level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage increases the sensitivity of your ETNs to changes in the level of the Index.The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to these ETNs. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN.The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index level used to calculate any payment on the ETNs may be different from the Index level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so.Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain.The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors.The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs (as defined in the applicable pricing supplement), and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. The Index has limited actual historical information. The Index Sponsor or the Index Calculation Agent (as defined in the applicable pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the level of the Index. The Index lacks diversification and is vulnerable to fluctuations in the precious metal mining industry.Please see the "Risk Factors" section in the applicable pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs.MicroSectors? and REX? are registered trademarks of REX Shares, LLC ("REX"). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored or sold by REX or any of its affiliates or third-party licensors (collectively, "REX Index Parties"). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties' only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.S-Network Global Indexes, Inc. ("S-Network") is the licensor of the S-Network MicroSectors? Gold Miners Index. The ETNs are not sponsored, endorsed, sold or promoted by S-Network, or its third-party licensors, in any way and makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the ETNs; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. S-Network does not guarantee the accuracy and/or the completeness of the Index and shall not have any liability for any errors or omissions with respect thereto. Notwithstanding S-Network's obligations to its licensees, S-Network reserves the right to change the methods of calculation or publication of the Index, and S-Network shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the Index. S-Network shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suffered or incurred as a result of the use (or inability to use) of the Index.The ETNs are not insured by the FDIC, and may lose value.